Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Announces Conversion of Remaining Class A Shares Into Class B Shares and Elimination of Dual Class Equity Structure

SAN JUAN, Puerto Rico – July 16, 2019 – Triple-S Management Corporation (NYSE: GTS) today announced that its Board of Directors has authorized the conversion (the “Conversion”) of the Company’s remaining issued and outstanding Class A common shares into Class B common shares, effective August 7, 2019.

“We are pleased to convert our remaining Class A shares and thereby simplify our capital structure,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  “We believe a single class of publicly traded common shares will enhance long-term value for all shareholders.”

As the result of a recent litigation settlement, the Company will issue 48,602 Class A shares to the heirs of a former shareholder preceding the Conversion.  The issuance of these new Class A shares will entitle all Class B shareholders to certain anti-dilution rights; therefore, all holders of Class B shares at the close of business on July 26, 2019 (the “Record Date”) will receive a share dividend of 0.051107 Class B shares for every Class B share they own as of that time, as determined by the anti-dilution formula in the Company’s articles of incorporation.  The Class B share dividend will be payable on August 6, 2019; cash will be paid in lieu of fractional shares so that shareholders receive a whole number of shares of common stock.  After the issuance of the Class A shares described above and the Class B share dividend, the Company’s total outstanding common stock is expected to be 24.334 million shares.

Effective upon the Company’s public announcement on August 7, 2019, all Class A holders of record will receive one Class B share for each Class A share held.  Upon the Conversion, all remaining outstanding Class A shares will be automatically cancelled and extinguished, and the Company will maintain a single class of common shares.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Triple-S Management Corporation
Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.